Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND

YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2007, INCLUDING FURTHER

REFINEMENT OF ITS SALES RETURNS RESERVE

ISSAQUAH, Wash., May 31, 2007 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the third quarter (twelve weeks) and first thirty-six weeks of fiscal 2007, ended May 13, 2007.

Net sales for the third quarter of fiscal 2007 increased 10% to $14.34 billion, from $13.01 billion during the third quarter of fiscal 2006. This quarter’s reported sales were reduced by $228.2 million as a result of an increase in the sales returns reserve balance. This increase resulted from the previously announced continuing review of historical data of trends in sales returns used to estimate future returns recorded in the reserve balance. Excluding the increase to the sales returns reserve, net sales for the third quarter were $14.57 billion, representing a 12% increase over the prior year. The Company expects that its new return policy for certain electronic items, implemented in the U.S. during the third quarter, will favorably impact future returns experience.

Reported net income for the third quarter of fiscal 2007 was $224.0 million, or $.49 per diluted share, compared to $235.6 million, or $.49 per diluted share, during the third quarter of fiscal 2006. Included in this year’s third quarter results is a $48.1 million pre-tax ($30.3 million after tax) charge primarily reflecting the reduced gross margin on estimated future returns recorded in the increased sales return reserve noted above. Excluding the adjustment to the sales return reserve, third quarter net income would have been $254.3 million, or $.56 per diluted share, a 14% increase over last years $.49 per diluted share.

Net sales for the first thirty-six weeks of fiscal 2007 increased 9% to $43.00 billion from $39.47 billion during the first thirty-six weeks of fiscal 2006. Excluding the sales return reserve adjustments recorded in the second and third quarters, net sales for the first thirty-six weeks of fiscal 2007 would have been $43.45 billion, a 10% increase over the prior year.

Net income for the first thirty-six weeks of fiscal 2007 was $710.4 million, or $1.54 per diluted share, compared to net income for the first thirty-six weeks of fiscal 2006 of $747.6 million, or $1.55 per diluted share. Excluding the adjustments outlined above, as well as two additional non-recurring items recorded in the second quarter of fiscal 2007 (i) a pre-tax charge of $46.4 million associated with reducing adverse income tax consequences to our employees arising from the review of stock options by a special committee of the Board of Directors; and (ii) a $10.1 million pre-tax benefit primarily to merchandise costs for an excise tax refund on prior merchandise sales of phone cards), net income for the first thirty-six weeks of fiscal 2007 would have been $793.8 million or $1.72 per diluted share, an 11% increase in earnings per diluted share over the prior year.

Comparable sales for the fiscal third quarter (twelve weeks) and first thirty-six weeks of fiscal 2007, both ended May 13, 2007, were as follows:

	12 Weeks	36 Weeks
US	7%	5%
International	10%	8%

Total Company	7%	6%

Costco currently operates 510 warehouses, including 376 in the United States and Puerto Rico, 71 in Canada, 19 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 30 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional seven to eight new warehouses prior to the end of its 52-week 2007 fiscal year on September 2, 2007.

A conference call to discuss these third quarter results is scheduled for 8:00 a.m. (PT) today, May 31, 2007, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are those that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 13, 2007	May 7, 2006	May 13, 2007	May 7, 2006
REVENUE
Net sales	$14,341,520	$13,007,415	$42,998,537	$39,467,453
Membership fees	317,735	276,233	924,358	808,553

Total revenue	14,659,255	13,283,648	43,922,895	40,276,006
OPERATING EXPENSES
Merchandise costs	12,877,587	11,635,052	38,518,297	35,269,073
Selling, general and administrative	1,432,650	1,282,276	4,303,108	3,864,172
Preopening expenses	9,022	10,431	39,235	27,422
Provision for impaired assets and closing costs, net	931	1,182	8,722	3,821

Operating income	339,065	354,707	1,053,533	1,111,518
OTHER INCOME (EXPENSE)
Interest expense	(26,016)	(2,679)	(31,776)	(9,326)
Interest income and other	42,838	33,751	106,475	94,516

INCOME BEFORE INCOME TAXES	355,887	385,779	1,128,232	1,196,708
Provision for income taxes	131,901	150,184	417,882	449,092

NET INCOME	$223,986	$235,595	$710,350	$747,616

NET INCOME PER COMMON SHARE:
Basic	$0.50	$0.50	$1.57	$1.58

Diluted	$0.49	$0.49	$1.54	$1.55

Shares used in calculation (000’s)
Basic	445,471	470,516	451,744	471,699
Diluted	455,889	480,533	461,702	482,933

Dividends per share	$0.145	$0.13	$0.405	$0.36